Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 5:

We consent to the use of our reports dated September 19, 2019, with respect to the financial statements and financial highlights of Prudential Day One 2010 Fund and Prudential Day One Income Fund, each a series of Prudential Investment Portfolios 5, as of July 31, 2019, and for the respective years or periods presented therein, each incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus/proxy statement.

/s/ KPMG LLP

New York, New York

October 23, 2019